Exhibit 99.1
Capri Holdings Limited Announces Fourth Quarter and Full Year Fiscal 2026 Results
The Company Returned to Profitability
Strategic Initiatives Gaining Traction
Fiscal Year 2027 Guidance of Low-Single-Digit Revenue and 40% Adjusted EPS Growth
London — May 27, 2026 — Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced its financial results for the fourth quarter and full year Fiscal 2026 ended March 28, 2026.
Fourth Quarter Fiscal 2026 Highlights from Continuing Operations
•Revenue decreased 3.7% on a reported basis and 7.0% in constant currency
•Operating margin of (3.4)%; adjusted operating margin of (0.1)%
•Loss per share of $(0.01); adjusted earnings per share of $0.22

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, "Looking at fiscal 2026 we were encouraged by the progress we made executing against the strategic initiatives introduced last year to maximize the full potential of our two iconic fashion luxury houses, Michael Kors and Jimmy Choo. Throughout the year, we took deliberate actions to strengthen product innovation, brand desirability and consumer engagement and we see clear evidence that these efforts are resonating with consumers. Early validation of our strategic initiatives and improving trends across both brands reinforce our confidence in their return to revenue and earnings growth."

Mr. Idol continued, "A year ago, our priority was to stabilize the business and create a stronger foundation for growth. Today, we are building upon the improving trends resulting from the success of our strategic initiatives. In fiscal 2027 we expect to return to low single digit revenue growth and approximately 40% earnings per share growth. Longer term we expect to grow Michael Kors revenue to $4 billion and Jimmy Choo revenue to $800 million while significantly increasing profitability. With a strengthened foundation and clear strategic priorities, we are well positioned to accelerate growth, enhance profitability and deliver sustainable long‑term value for our shareholders."

Fourth Quarter Fiscal 2026 Results
Financial Results and non-GAAP Reconciliation
The Company’s results are reported in this press release in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and on an adjusted, non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release.
As previously disclosed, on April 10, 2025, the Company and Prada S.p.A. (“Prada”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) whereby Prada agreed to acquire certain subsidiaries of the Company which operate the Company’s Versace business. As a result, the Company determined that the held for sale and discontinued operations criteria had been met and the Company classified the results of operations and cash flows of its Versace business as discontinued operations in its consolidated statements of operations and comprehensive income (loss) and consolidated statements of cash flows for all periods presented. The related assets and liabilities associated with the discontinued operations are classified as held for sale in the consolidated balance sheets as of March 29, 2025. On December 2, 2025, the Company completed the sale of its Versace business. Unless otherwise noted, the discussion below including analysis of financial condition and results of operations relates only to continuing operations.
Following the U.S. Supreme Court's February 2026 decision which held that tariffs imposed under the International Emergency Economic Powers Act (IEEPA) were unlawful, the Company is entitled to a refund of approximately $65 million in IEEPA tariffs previously paid to U.S. Customs and Border Protection. As of March 28, 2026, the Company intended to recover all the IEEPA Tariffs previously paid and has recorded an IEEPA Tariff refund receivable of $65 million. The Company has begun filing refund claims with CBP and expects to recover the full amount, though actual timing and amounts are subject to completion of CBP's refund process. The IEEPA Tariff refund receivable is included within prepaid expenses and other current assets on the consolidated balance sheets. Of this total amount, $40 million was recorded as a reduction to Fiscal 2026 cost of goods sold and $25 million was recorded as a reduction to inventory as of March 28, 2026.
Overview of Capri Holdings Fourth Quarter Fiscal 2026 Results
•Total revenue of $796 million decreased 3.7% compared to last year. On a constant currency basis, total revenue decreased 7.0%.
•Gross profit was $516 million and gross margin was 64.8%, compared to $495 million and 59.9% in the prior year. Fourth quarter fiscal 2026 results included a $40 million reduction in cost of goods sold reflecting an estimated receivable for IEEPA tariff refunds paid throughout fiscal 2026 including amounts incurred in the fourth quarter.
•Loss from operations was $27 million and operating margin was (3.4)% compared to an operating loss of $57 million and operating margin of (6.9)% in the prior year. Adjusted loss from operations was $1 million and adjusted operating margin was (0.1)%, compared to adjusted operating loss of $15 million and adjusted operating margin of (1.8)% in the prior year.
•Net loss was immaterial, or $(0.01) per diluted share, compared to a net loss of $580 million, or $(4.90) per diluted share, in the prior year. Adjusted net income was $27 million, or $0.22 per diluted share, compared to adjusted net loss of $538 million, or $(4.55) per diluted share, in the prior year.
•Net inventory as of March 28, 2026 was $581 million, a 17% decrease compared to the prior year.
•Cash flow from operating activities for fiscal year 2026 was $197 million, while capital expenditures were $63 million, resulting in free cash flow of $134 million.
•Cash and cash equivalents totaled $135 million, and total borrowings outstanding were $357 million, resulting in net debt of $222 million as of March 28, 2026 versus $1.4 billion last year.

Michael Kors Fourth Quarter Fiscal 2026 Results
•Michael Kors revenue of $656 million decreased 5.5% on a reported basis and 8.4% on a constant currency basis.
•Michael Kors gross profit was $424 million and gross margin was 64.6%, compared to $407 million and 58.6% in the prior year. Fourth quarter fiscal 2026 results included a $38 million reduction in cost of goods sold reflecting an estimated receivable for IEEPA tariff refunds paid throughout fiscal 2026 including amounts incurred in the fourth quarter.
•Michael Kors operating income was $57 million and operating margin was 8.7%, compared to $32 million and 4.6% in the prior year.
Jimmy Choo Fourth Quarter Fiscal 2026 Results
•Jimmy Choo revenue of $140 million increased 5.3% on a reported basis and flat on a constant currency basis.
•Jimmy Choo gross profit was $92 million and gross margin was 65.7%, compared to $88 million and 66.2% in the prior year. Fourth quarter fiscal 2026 results included a $2 million reduction in cost of goods sold reflecting an estimated receivable for IEEPA tariff refunds paid throughout fiscal 2026 including amounts incurred in the fourth quarter.
•Jimmy Choo operating loss was $20 million and operating margin was (14.3)%, compared to an operating loss of $10 million and operating margin of (7.5)% in the prior year.
Share Repurchase Authorization
During the fourth quarter, the Company repurchased approximately 4.0 million ordinary shares for $79 million in open market transactions. As of March 28, 2026 the remaining availability under the Company's share repurchase program was $921 million.
Outlook
The following guidance is provided on an adjusted, non-GAAP basis. Guidance assumes an incremental 10% tariff rate on imports into the United Sates effective February 24, 2026. Financial results could differ materially from the current outlook due to a number of external events which are not reflected in our guidance, including changes in global macroeconomic conditions, incremental tariff rates in excess of our assumptions, greater than anticipated inflationary pressures or weakening consumer confidence, and further considerable fluctuations in foreign currency exchange rates.
Fiscal Year 2027 Outlook
For Capri Holdings, the Company expects the following:
•Total revenue of approximately $3.525 billion
•Operating income of approximately $190 million
•Net interest and other income of approximately $85 to $90 million
•An effective tax rate in the low-teens range
•Weighted average diluted shares outstanding of approximately 112 million
•Diluted earnings per share of approximately $2.15
•Share repurchases of approximately $200 million

•Capital expenditures of approximately $125 million
For Michael Kors, the Company expects the following:
•Total revenue of approximately $2.9 billion
•Operating margin in the low-double-digit range
For Jimmy Choo, the Company expects the following:
•Total revenue of approximately $625 million
•Operating margin in the low-single-digit range
First Quarter Fiscal 2027 Outlook
For Capri Holdings, the Company expects the following:
•Total revenue of approximately $750 million
•Operating income of approximately $10 million
•Net interest and other income of approximately $20 million
•An effective tax rate of approximately negative 50%
•Weighted average diluted shares outstanding of approximately 116 million
•Diluted earnings per share of approximately $0.40
For Michael Kors, the Company expects the following:
•Total revenue of approximately $585 million
•Operating margin in the high-single-digit range
For Jimmy Choo, the Company expects the following:
•Total revenue of approximately $165 million
•Operating margin in the low-single-digit range

The Company is unable to provide a reconciliation of the non-GAAP financial outlook to the corresponding GAAP measures presented in this press release and on the Company’s conference call without unreasonable effort due to the challenge in quantifying various significant items, including, but not limited to, foreign currency fluctuations, taxes, increased tariffs, and any future restructuring and other charges and expenses.

Conference Call Information
A conference call to discuss fourth quarter and full year Fiscal 2026 results is scheduled for today, May 27, 2026 at 8:30 a.m. ET. A live webcast of the conference call will be available on the Company's website, www.capriholdings.com. In addition, a replay will be available shortly after the conclusion of the call and remain available until June 3, 2026. To access the telephone replay, listeners should dial 1 (844)-512-2921 or 1 (412)-317-6671 for international callers. The access code for the replay is 13756114. A replay of the webcast will also be available within two hours of the conclusion of the call. Additionally, a fourth quarter fiscal 2026 earnings highlights presentation is posted on the company's website.
Use of Non-GAAP Financial Measures
Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global company, foreign currency exchange rates may have a significant effect on our reported results. The Company believes presenting metrics on a constant currency basis will help investors to understand the effect of significant year-over-year foreign currency exchange rate fluctuations and provide a framework to assess how business is performing and expected to perform excluding these effects. We calculate constant currency measures and the related foreign currency impacts by translating the current year's reported amounts into comparable amounts using prior year's foreign exchange rates for each currency. All constant currency performance measures discussed in this press release should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with U.S. GAAP. The Company also presents free cash flow, which is a non-GAAP measure and is calculated by taking net cash provided by operating activities less capital expenditures for the period. The Company believes that free cash flow is an important liquidity measure of cash that is available after giving effect to our capital and strategic plans, and that it is useful to investors because it measures the Company’s ability to generate cash. Additionally, this earnings release includes certain non-GAAP financial measures that exclude certain one-time, non-recurring costs associated with reserves related to a wholesale customer bankruptcy, restructuring activities, our store renovation plan, merger and divestiture transactions, impairment charges and Capri transformation initiatives. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding these items, which are not comparable from period to period, helps investors compare operating and financial performance in a manner consistent with management's evaluation of ongoing business performance. While the Company considers the non-GAAP measures to be useful supplemental measures in analyzing its results, they are not intended to replace, nor act as a substitute for, any amounts presented in its consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-GAAP measures reported by other companies.
About Capri Holdings Limited
Capri Holdings is a global fashion luxury group consisting of iconic brands Michael Kors and Jimmy Choo. Our commitment to glamorous style and craftsmanship is at the heart of each of our luxury brands. We have built our reputation on designing exceptional, innovative products that cover the full spectrum of fashion luxury categories. Our strength lies in the unique DNA and heritage of each of our brands, the diversity and passion of our people and our dedication to the clients and communities we serve. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.
Forward Looking Statements
This press release contains statements which are, or may be deemed to be, "forward-looking statements." Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included herein, may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "plans", "believes", "expects", "intends", "will", "should", "could", "would", "may", "anticipates", "might" or similar words or phrases, are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements. These risks, uncertainties and other factors include but are not limited to, macroeconomic pressures and general uncertainty regarding the overall future economic environment, the imposition or threat of imposition of new or additional duties, tariffs or trade restrictions on the importation of our products; risks related to the recovery of estimated tariff refund receivables, including delays in government processing, administrative offsets, appeals of court orders directing refunds, or changes in law or policy affecting the refund process; changes in fashion, consumer traffic and retail trends; fluctuations in demand for our products; loss of market share and increased competition; risks associated with operating in international markets and global sourcing activities, including currency fluctuations, disruptions or delays in manufacturing or shipments; departure of key employees or failure to attract and retain highly qualified personnel; levels of cash flow and future availability of credit, Capri's ability to successfully execute its growth strategies or cost reduction measures; the risk of cybersecurity threats and privacy or data security breaches; reductions in our wholesale channel; high consumer debt levels, recession and inflationary pressures and general economic, political, business or market conditions; the impact of epidemics, pandemics, disasters or catastrophes; extreme weather conditions and natural disasters; acts of war and other geopolitical conflicts; risks related to the pending federal securities law class action; as well as the risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. Any forward-looking statement in this press release speaks only as of the date made and Capri disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

CONTACTS:
Investor Relations:
Jennifer Davis
+1 (201) 514-8234
Jennifer.Davis@CapriHoldings.com
Media:
Press@CapriHoldings.com

SCHEDULE 1
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Years Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Total revenue	$796	$827	$3,474	$3,621
Cost of goods sold	280	332	1,311	1,370
Gross profit	516	495	2,163	2,251
Total operating expenses	543	552	2,140	2,277
(Loss) income from continuing operations	(27)	(57)	23	(26)
Other (income) expense, net	(4)	8	(5)	8
Interest income, net	(33)	(15)	(77)	(37)
Foreign currency (gain) loss	—	(3)	(2)	5
Income (loss) from continuing operations before income taxes	10	(47)	107	(2)
Provision for income taxes	9	532	27	524
Net income (loss) from continuing operations	1	(579)	80	(526)
Net (loss) income from discontinued operations, net of tax	(4)	(65)	58	(653)
Net (loss) income	(3)	(644)	138	(1,179)
Less: Net income attributable to noncontrolling interest from continuing operations	1	1	1	3
Net (loss) income attributable to Capri	$(4)	$(645)	$137	$(1,182)

Weighted average ordinary shares outstanding:
Basic	118,798,210	118,573,945	119,309,284	118,256,350
Diluted	118,798,210	118,573,945	119,848,361	118,256,350
Net (loss) income per ordinary share attributable to Capri:
Basic from continuing operations	$(0.01)	$(4.90)	$0.65	$(4.47)
Basic from discontinued operations	(0.03)	(0.54)	0.49	(5.53)
Basic per ordinary share	$(0.04)	$(5.44)	$1.14	$(10.00)

Diluted from continuing operations	$(0.01)	$(4.90)	$0.65	$(4.47)
Diluted from discontinued operations	(0.03)	(0.54)	0.49	(5.53)
Diluted per ordinary share	$(0.04)	$(5.44)	$1.14	$(10.00)

SCHEDULE 2
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 28, 2026	March 29, 2025
Assets
Current assets
Cash and cash equivalents	$135	$107
Receivables, net	211	215
Inventories, net	581	701
Prepaid expenses and other current assets	226	156
Current assets held for sale	—	342
Total current assets	1,153	1,521
Property and equipment, net	371	393
Operating lease right-of-use assets	854	825
Intangible assets, net	562	582
Goodwill	202	199
Deferred tax assets	—	—
Other assets	92	99
Noncurrent assets held for sale	—	1,594
Total assets	$3,234	$5,213
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$311	$379
Accrued payroll and payroll related expenses	122	81
Accrued income taxes	23	66
Short-term operating lease liabilities	233	249
Short-term debt	14	24
Accrued expenses and other current liabilities	251	233
Current liabilities held for sale	—	304
Total current liabilities	954	1,336
Long-term operating lease liabilities	830	814
Deferred tax liabilities	88	233
Long-term debt	343	1,466
Other long-term liabilities	935	417
Noncurrent liabilities held for sale	—	575
Total liabilities	3,150	4,841
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 229,042,390 shares issued and 115,175,268 outstanding at March 28, 2026; 227,672,351 shares issued and 117,913,201 outstanding at March 29, 2025	—	—
Treasury shares, at cost (113,867,122 shares at March 28, 2026 and 109,759,150 shares at March 29, 2025)	(5,543)	(5,462)
Additional paid-in capital	1,512	1,476
Accumulated other comprehensive (loss) income	(323)	57
Retained earnings	4,434	4,297
Total shareholders’ equity of Capri	80	368
Noncontrolling interest	4	4
Total shareholders’ equity	84	372
Total liabilities and shareholders’ equity	$3,234	$5,213

SCHEDULE 3
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED REVENUE DATA
($ in millions)
(Unaudited)

		Three Months Ended		Fiscal Years Ended
		March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Revenue by Segment and Region:

Michael Kors	The Americas	$391	$455	$1,854	$2,051
	EMEA	178	160	712	665
	Asia	87	79	308	300
Michael Kors Revenue		656	694	2,874	3,016

Jimmy Choo	The Americas	42	38	175	168
	EMEA	68	63	291	287
	Asia	30	32	134	150
Jimmy Choo Revenue		140	133	600	605

Capri	The Americas	433	493	2,029	2,219
	EMEA	246	223	1,003	952
	Asia	117	111	442	450
Total Capri Revenue		$796	$827	$3,474	$3,621

SCHEDULE 4
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SEGMENT DATA
($ in millions)
(Unaudited)

	Three Months Ended		Fiscal Years Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Total revenue:
Michael Kors	$656	$694	$2,874	$3,016
Jimmy Choo	140	133	600	605
Total revenue	$796	$827	$3,474	$3,621

Gross profit:
Michael Kors	$424	$407	$1,754	$1,846
Jimmy Choo	92	88	409	405
Total gross profit	$516	$495	$2,163	$2,251

Selling, general and administrative expenses:
Michael Kors	$348	$355	$1,370	$1,426
Jimmy Choo	105	91	403	393
Corporate	40	27	191	179
Total selling, general and administrative expenses	$493	$473	$1,964	$1,998

Depreciation and amortization:
Michael Kors	$19	$20	$72	$79
Jimmy Choo	7	7	28	29
Corporate	5	6	21	24
Total depreciation and amortization	$31	$33	$121	$132

(Loss) income from continuing operations:
Michael Kors	$57	$32	$312	$341
Jimmy Choo	(20)	(10)	(22)	(17)
	37	22	290	324
Less: Corporate expenses	(45)	(48)	(212)	(217)
Restructuring and other (expense) income	—	(5)	(15)	(5)
Impairment of assets	(19)	(41)	(40)	(142)
Tapestry related transaction income (costs)	—	15	—	14
Total (loss) income from continuing operations	$(27)	$(57)	$23	$(26)

Operating margin:
Michael Kors	8.7%	4.6%	10.9%	11.3%
Jimmy Choo	(14.3)%	(7.5)%	(3.7)%	(2.8)%
Capri	(3.4)%	(6.9)%	0.7%	(0.7)%

SCHEDULE 5
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
SUPPLEMENTAL RETAIL STORE INFORMATION
(Unaudited)

	As of
Retail Store Information:	March 28, 2026	March 29, 2025
Michael Kors	673	711
Jimmy Choo	211	219
Total number of retail stores	884	930

SCHEDULE 6
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSTANT CURRENCY DATA
($ in millions)
(Unaudited)

	Three Months Ended		% Change
	March 28, 2026	March 29, 2025	As Reported	Constant Currency
Total revenue:
Michael Kors	$656	$694	(5.5)%	(8.4)%
Jimmy Choo	140	133	5.3%	—%
Total revenue	$796	$827	(3.7)%	(7.0)%

	Fiscal Years Ended		% Change
	March 28, 2026	March 29, 2025	As Reported	Constant Currency
Total revenue:
Michael Kors	$2,874	$3,016	(4.7)%	(6.5)%
Jimmy Choo	600	605	(0.8)%	(4.3)%
Total revenue	$3,474	$3,621	(4.1)%	(6.2)%

SCHEDULE 7

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Fiscal Years Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
(Loss) Income from continuing operations, as reported	$(27)	$(57)	$23	$(26)
Adjustments:
Impairment charges	19	41	40	142
Store renovation plan (1)	4	—	13	—
Transaction related costs (income) (2)	4	(16)	5	(15)
Capri transformation (3)	3	12	11	44
Reserves (4)	(4)	—	11	—
Restructuring and other expense (5)	—	5	15	5
Total adjustments	26	42	95	176
(Loss) Income from continuing operations, as adjusted	$(1)	$(15)	$118	$150
Operating margin, as reported	(3.4)%	(6.9)%	0.7%	(0.7)%
Operating margin, as adjusted	(0.1)%	(1.8)%	3.4%	4.1%

Net (loss) income attributable to Capri from continuing operations, as reported	$—	$(580)	$79	$(529)
Adjustments to income from operations from above	26	42	95	176
Transaction related costs (6)	4	—	14	—
Tax effect of income from operations adjustments	(3)	—	(7)	(17)
Net income (loss) attributable to Capri from continuing operations, as adjusted	$27	$(538)	$181	$(370)

Weighted average basic ordinary shares outstanding	118,798,210	118,573,945	119,309,284	118,256,350
Weighted average diluted ordinary shares outstanding	119,486,741	118,573,945	119,848,361	118,256,350

Diluted net (loss) income per ordinary share from continuing operations, as reported	$(0.01)	$(4.90)	$0.65	$(4.47)
Net income adjustments per ordinary share	0.23	0.35	0.85	1.34
Diluted net income (loss) per ordinary share from continuing operations, as adjusted	$0.22	$(4.55)	$1.50	$(3.13)
______________________
(1)Primarily relates to fixed asset costs expensed as incurred associated with the Company's Store Renovation Plan for certain stores considered strategic investments and are not capitalizable.
(2)Relates to transition services agreement costs incurred by the Company in connection with the sale of Versace during Fiscal 2026 and costs associated with the previously terminated merger agreement with Tapestry during Fiscal 2025.
(3)The Capri transformation program represented a multi-year, multi-project initiative intended to improve the operating effectiveness and efficiency of our organization by creating best in class shared platforms across our brands and by expanding our digital capabilities. These initiatives covered multiple aspects of our operations including supply chain, marketing, omni-channel customer experience, e-commerce, data analytics and IT infrastructure.
(4)Reserves related to a one-time, non-recurring charge, and subsequent recoveries, for accounts receivable deemed uncollectible due to the Chapter 11 bankruptcy filing of a wholesale customer during the period.
(5)Relates to costs incurred in connection with the Company's Global Optimization Plan which primarily relate to severance, lease termination and store closure costs.
(6)Primarily relates to the costs incurred in connection with the sale of Versace, partially offset by transition services agreement related income.